Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 17, 2012, except Note 3, as to which the date is April 29, 2013, with respect to the consolidated financial statements of Gulf LNG Holdings Group, LLC included in the Registration Statement (Form S-1) and related Prospectus of ARC Logistics Partners LP dated October 2, 2013.

/s/ Ernst & Young LLP

Houston, Texas

October 2, 2013